1 North Brentwood Boulevard 15th Floor St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8001 www.Belden.com
News Release

Belden President and CEO John Stroup Elected Chairman of the Board

St. Louis, Missouri - November 30, 2016 - Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications, today announced that the board of directors has elected John Stroup as Chairman of the Board in addition to his current roles of President and Chief Executive Officer. Mr. Stroup has been a member of the Board since October 2005.

Bryan Cressey, prior Chairman, will remain on the Board as the Lead Independent Director, and he will continue to serve on the Nominating and Corporate Governance Committee and the Finance Committee. Mr. Cressey, who has been Chairman of the Board since 1988, and a director of the Company since 1985, said, “I love working with Belden’s culture of growth and continuous improvement. Its superb management team and the exceptional talent and teamwork of the Directors will propel strong performance into the future, which I will be part of as Lead Independent Director.”

During his tenure as Chairman, Mr. Cressey has overseen a significant transformation, in which the Company has grown from a domestic cable manufacturer to a global signal transmission solutions provider. Since Belden’s initial public offering in 1993 under Mr. Cressey’s chairmanship, the stock price has increased from $5.44 (as adjusted for historical stock splits) to $74.30, representing a compounded annual growth rate of more than 12%.

Mr. Stroup said, "I want to thank Bryan for his many contributions as Chairman, and I look forward to working with him and the entire Board to continue the foundation he established of creating value for our shareholders."

About Belden
Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com

BDC-E